UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

DARÉ BIOSCIENCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Explanatory Note

On June 12, 2025, Daré Bioscience, Inc. (the “Company”) issued the following press release, which contains information relating to the Company’s 2025 annual meeting of stockholders.

Daré Bioscience Announces Adjournment of Annual Meeting of Stockholders

Meeting to Reconvene on Wednesday, July 9, 2025

SAN DIEGO, CA, June 12, 2025 (GLOBE NEWSWIRE) — Daré Bioscience, Inc. (NASDAQ: DARE), a biopharmaceutical company driven by a mission to challenge the status quo, making women’s health a priority, today announced that the company’s 2025 annual meeting of stockholders (the “Annual Meeting”) was convened and adjourned without any business conducted due to lack of the required quorum.

A quorum is necessary to hold the Annual Meeting. There were fewer than a majority of shares entitled to vote present, either in person or by proxy, at the Annual Meeting. The Annual Meeting therefore had no quorum and was adjourned to allow time to solicit additional proxies on behalf of the company’s board of directors. The Annual Meeting will reconvene at 9:00 a.m. Pacific Time on Wednesday, July 9, 2025, and will continue to be held virtually.

Stockholders who have already submitted a proxy or voted do not need to vote again, as proxies and votes previously submitted in respect of the Annual Meeting will remain valid at the reconvened Annual Meeting unless properly revoked. The record date for determining stockholders eligible to vote at the reconvened Annual Meeting remains April 17, 2025.

Stockholders as of close of business on the April 17, 2025 record date who have not yet voted are encouraged to vote online at www.proxyvote.com or by telephone at 1-800-690-6903. Please vote by 11:59 p.m. Eastern Time on July 8, 2025.

If you hold your shares of the company’s common stock in an account at a brokerage firm, bank, dealer or other similar organization, you may be subject to an earlier voting deadline and you should carefully review any materials received from the organization holding those shares regarding how to vote to ensure your vote is counted.

A copy of the company’s definitive proxy statement for the Annual Meeting is available to stockholders on www.proxyvote.com, on the Company’s website at https://ir.darebioscience.com/financial-information and on the website maintained by the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov.

Daré Bioscience stockholders as of close of business on the April 17, 2025 record date for the Annual Meeting, or their legal proxy holders, will be able to attend the reconvened Annual Meeting by visiting www.virtualshareholdermeeting.com/DARE2025.

Important Information

This material may be deemed to be solicitation material in respect of the Annual Meeting to be reconvened and held on Wednesday, July 9, 2025. In connection with the Annual Meeting, the company filed a definitive proxy statement with the SEC on April 24, 2025. Before making any voting decision, the Company urges its stockholders to read the proxy statement and any other relevant documents filed with the SEC because they contain important information about the Annual Meeting. The definitive proxy statement was sent or made available to stockholders entitled to vote at the Annual Meeting on or about April 24, 2025. No changes have been made to the proposals to be voted on by stockholders at the Annual Meeting. A copy of the definitive proxy statement and any other materials filed by the company with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov or the company’s website at https://ir.darebioscience.com/financial-information.

About Daré Bioscience

Daré Bioscience is a biopharmaceutical company driven by a mission to challenge the status quo, making women’s health a priority. Daré believes that innovation does not have to start from scratch. The company’s goal is to bring to market as soon as practicable innovative evidence-based solutions that address decades of unmet needs in women’s health and enhance outcomes and convenience, primarily in the areas of contraception, sexual health, pelvic pain, fertility, infectious disease, vaginal health and menopause. The potential products Daré identifies, in many cases, already have clinical proof of concept or existing safety data for the active ingredient that the company leverages. This provides optionality and flexibility, in many cases, in how Daré seeks to bring solutions to market in ways designed to optimize access for women in a fiscally responsible manner.

The first FDA-approved product to emerge from Daré’s portfolio of women’s health product candidates is XACIATO™ (clindamycin phosphate) vaginal gel 2%, a lincosamide antibacterial indicated for the treatment of bacterial vaginosis in female patients 12 years of age and older, which is under a global license agreement with Organon. Visit www.xaciato.com for information about XACIATO. Daré’s portfolio also includes potential first-in-category candidates in clinical development: Ovaprene®, a novel, hormone-free monthly intravaginal contraceptive whose U.S. commercial rights are under a license agreement with Bayer; Sildenafil Cream, 3.6%, a novel cream formulation of sildenafil citrate, the active ingredient in an oral erectile dysfunction drug for men, to treat female sexual arousal disorder (FSAD); and DARE-HRT1, a combination bio-identical estradiol and progesterone intravaginal ring for menopausal hormone therapy. To learn more about Daré’s full portfolio of women’s health product candidates and mission to deliver differentiated therapies for women, please visit www.darebioscience.com.

Daré Bioscience leadership has been named on the Medicine Maker’s Power List and Endpoints News’ Women in Biopharma and Daré’s CEO has been honored as one of Fierce Pharma’s Most Influential People in Biopharma for Daré’s contributions to innovation and advocacy in the women’s health space.

Daré may announce material information about its finances, product and product candidates, clinical trials and other matters using the Investors section of its website (http://ir.darebioscience.com), SEC filings, press releases, public conference calls and webcasts. Daré will use these channels to distribute material information about the company and may also use social media to communicate important information about the company, its finances, product and product candidates, clinical trials and other matters. The information Daré posts on its investor relations website or through social media channels may be deemed to be material information. Daré encourages investors, the media, and others interested in the company to review the information Daré posts in the Investors section of its website and to follow these X (formerly Twitter) accounts: @SabrinaDareCEO and @DareBioscience. Any updates to the list of social media channels the company may use to communicate information will be posted in the Investors section of Daré’s website.

Contacts:

Daré Bioscience Investor Relations

innovations@darebioscience.com

Source: Daré Bioscience, Inc.